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                             USA TECHNOLOGIES, INC.
                                200 PLANT AVENUE
                           WAYNE, PENNSYLVANIA 19087
                                 (610)989-0340

                               November 18, 1999

Dear Stephen Luce:

        As you know, the Company has offered its employees the option to receive shares of Common Stock of the Company in lieu of cash salary payments otherwise due for the period from November 26, 1999 through February 4, 2000.

        1. Issuance. This is to acknowledge and confirm your agreement that 25% of your net pay due to you from the Company during the fourth quarter of 1999 and first quarter of 2000 shall be paid to you by the issuance to you of 1,260 shares of Common Stock. If your total net pay over the six weeks is greater than twice this number of shares, such shortfall will be paid to you in cash. All of these shares of Common Stock have been valued at $2.00 per share, the market value of the Common Stock on the date of the Board of Director's approval of this plan.

        Pursuant to the foregoing, the Company shall issue to you in your individual name, a total of 1,260 shares of nonassessable, free trading Common Stock of the Company. Upon the effective date of the Form S-8 registration statement described below, the Company shall issue all of such stock to you. You will receive your stock certificate within several weeks.

        2. Form S-8. Promptly after the date of this agreement, the Company will cause at its expense a registration statement on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering all of the shares of Common Stock of the Company issuable to you pursuant hereto. The shares of Common Stock are also exempt from registration pursuant to Section 202(g) of the Pennsylvania Securities Act of 1972. In this regard, you represent to the Company that as of the date hereof you are a resident of Pennsylvania.


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        3. Rule 144 and Insider Trading. If you are currently an officer of the
Company, you hereby acknowledge your obligations under Rule 144 promulgated under the Securities Act of 1933, as amended, in connection with any sale of the shares. In addition, in order to avoid any violation of the insider trading laws, or to avoid any appearance of any violation thereof, as long as you are an officer of the Company, you agree to notify Stephen P. Herbert, President, or the compliance officer of the Company, before you sell any of these shares.

        If you have any questions at any time regarding the insider trading laws, please contact Stephen P. Herbert, President, or the Company's chief compliance officer.

        4. Market Price Of Common Stock. For purposes of the valuation of the Common Stock, you and the Company have valued the shares at $2.00 per share, the market price thereof as of the date of the approval of the plan by the Board of Directors. You understand that there is no assurance that you could sell the Common Stock in the future for any guaranteed price, and you understand that the future sales price of the Common Stock could be less than $2.00 per share. In such event, you would receive less than $2.00 per share for the Common Stock. By agreeing to accept the Common Stock, you are bearing the risk of the fluctuation or reduction in the market value of the Common Stock. The Company has not made any representations or warranties to you regarding the market price for the Common Stock in the future or the continuation in the future of any public trading market for the Common Stock.

        5. Description of Common Stock. The Company is authorized to issue up to 62,000,000 shares of Common Stock. As of September 30, 1999, there were 6,191,097 shares of Common Stock issued and outstanding. The holder of each share of Common Stock is entitled to one vote on all matters submitted to a vote of the shareholders of the Company, including the election of directors. There is no cumulative voting for directors. The holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for payment of dividends. No dividend may be paid on the Common Stock until all accumulated and unpaid dividends on the Series A Convertible Preferred Stock have been paid. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution, subject to the liquidation preference of the
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Series A Convertible Preferred Stock of $10.00 per share and any unpaid and accumulated dividends on the Series A Convertible Preferred Stock. The holders of the Common Stock do not have any preemptive rights to subscribe for or purchase shares, obligations, or other securities of the Company.

        6. Tax Effects. The issuance of the Common Stock to you will constitute taxable compensation income to you at a value of $2.00 per share. The Company will receive a compensation deduction in the amount of such compensation.

        7. Form 10-KSB. The Company has delivered to you, and you acknowledge receipt of, the Form 10-KSB of the Company for the fiscal year ended June 30, 1999.

        In addition, the Company will make available to you without charge, upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of the Form S-8 registration statement referred to above, and these documents are also incorporated by reference herein. Any such request should be delivered to Stephen P. Herbert, President, at the address set forth above.

        8. Return of Shares. Notwithstanding anything else set forth herein, if your employment with the Company shall be terminated for any reason whatsoever, whether with or without cause, prior to payment in full, you agree to immediately return to the Company the pro rata portion of the Common Stock which has been unearned as of the date of such termination of employment. If the Common Stock has been sold by you, you agree to return a payment in the amount equal to such unearned shares of Common stock to be valued at $2.00 per share.

        Except as specifically set forth herein, all of the terms and conditions of your presently existing employment arrangements with the Company shall remain in full force and effect.

        This will confirm that prior to your acceptance of this letter, you have reviewed this letter and the Form 10-KSB referred to above, and except as set forth herein or in the Form 10-KSB, you have not relied upon any representations or warranties from or of the Company whatsoever.

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        Please indicate your acceptance of the terms of this letter by signing below where indicated and returning it to me.


                                                         USA TECHNOLOGIES, INC.

                                                     By: /s/ Leland P. Maxwell
                                                         -----------------------
                                                         Leland P. Maxwell
                                                         Chief Financial Officer


ACCEPTED AND AGREED TO:

Sign name: /s/ Steve Luce
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Print name: Steve Luce
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Dated: Nov. 18, 1999
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